Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

SuperCom Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value NIS 0.25 per share	457(c	)	5,648,689(1)	$0.32(2)	$1,807,580.48	0.0000927	$167.56
	Total Offering Amounts						$1,807,580.48		$167.56
	Total Fees Previously Paid								-
	Total Fee Offsets								-
		Net Fee Due							$167.56

(1)
Represents shares issuable upon exercise of outstanding warrants. Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated in accordance with Rule 457(c) and (g) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $0.32 per share, which is the average of the high and low prices of the Registrant’s common stock, as reported on The Nasdaq Capital Market, on May 24, 2022.